Exhibit 5.1

DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 www.dlapiper.com T 919.786.2000 F 919.786.2200

Exhibit 5.1

September 29, 2025

Board of Directors

Cottonwood Communities, Inc.

1245 Brickyard Road, Suite 250

Salt Lake City, Utah 84106

Re:  Registration Statement on Form S-11 (File No. 333-282872)

Ladies and Gentlemen:

We serve as counsel to Cottonwood Communities, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to $750,000,000 of shares of common stock, $0.01 par value per share, of the Company (the “Shares”), consisting of $675,000,000 in shares in the primary offering and up to $75,000,000 in shares pursuant to the Company’s Distribution Reinvestment Plan. The primary offering consists of three classes of common stock: Class T common stock (“Class T Shares”), Class D common stock (“Class D Shares”) and Class I common stock (“Class I Shares”). The Distribution Reinvestment Plan offering consists of four classes of common stock: Class T Shares, Class D Shares, Class I Shares and Class A common stock (“Class A Shares”). The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Act. This opinion (the “Letter”) is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the Act;

2.	The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.	The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.

Resolutions adopted by the Board of Directors of the Company relating to the registration, sale and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

September 29, 2025

Board of Directors

Cottonwood Communities, Inc.

Page Three

5.	A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.	A certificate executed by the Chief Legal Officer and Secretary of the Company, dated as of the date hereof; and

7.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.	Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.

Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

4.

All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies or portable document file (“PDF”) conform to the original documents (and the authenticity of the originals of such copies). All signatures on all such Documents submitted to us for examination (and including signatures on photocopies, telecopies and PDF copies) are genuine and valid. All public records reviewed or relied upon by us or on our behalf are true and complete (and including, without limitation, all signatures via DocuSign, eSignature or similar technology). All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.	The final versions of all Documents reviewed by us in draft form will conform to such drafts in all respects material to the opinions expressed herein.

6.

None of the Shares will be issued or transferred in violation of Section 7.9 or Article VIII of the Charter or any other restriction or limitation on transfer and ownership of shares of stock of the Company contained in the Charter.

7.

Upon the issuance of any of the Shares, the total number of Class T Shares issued and outstanding will not exceed the total number of Class T Shares that the Company is then authorized to issue under the Charter, the total number of Class D Shares issued and outstanding will not exceed the total number of Class D Shares that the Company is then authorized to issue under the Charter, the total number of Class I Shares issued and outstanding will not exceed the total number of Class I Shares that the Company is then authorized to issue under the Charter, and the total number of Class A Shares issued and outstanding will not exceed the total number of Class A Shares that the Company is then

September 29, 2025

Board of Directors

Cottonwood Communities, Inc.

Page Three

authorized to issue under the Charter. We note that, as of the date hereof, there are at least 270,000,000 Class T Shares, at least 274,000,000 Class D Shares, at least 268,000,000 Class I shares and at least 106,000,000 Class A Shares available for issuance under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The Company is a corporation validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.

The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Charter and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinions expressed herein are subject to the effect of judicial decisions that may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this Letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This Letter is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this Letter as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ DLA Piper LLP (US)